Code of Ethics

Code of Ethics

© Copyright 2014, National Regulatory Services. All rights reserved.

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Table of Contents

1 - Statement of General Policy

2 - Definitions

3 - Standards of Business Conduct

4 - Conflicts of Interest

5 - Prohibition Against Insider Trading

6 - Interested Transactions

7 - Personal Securities Transactions

8 - Short-Term Trading Profits

9 - Compliance Procedures

10 - Protecting the Confidentiality of Client Information

11 - Gifts and Entertainment

12 - Rumor Mongering

13 - Service as an Officer or Director

14 - Communications with the Media

15 - Whistleblower Policy

16 - Reporting Violations and Sanctions

17 - Records

18 - Acknowledgement

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Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Fortunatus Investments, LLC and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Fortunatus Investments, LLC and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family member/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Fortunatus Investments, LLC and its employees owe a fiduciary duty to Fortunatus Investments, LLC's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Fortunatus Investments, LLC continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Fortunatus Investments, LLC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Fortunatus Investments, LLC has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Fortunatus Investments, LLC and its employees are subject to the following specific fiduciary obligations when dealing with clients:

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The duty to have a reasonable, independent basis for the investment advice provided;

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The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client (and to provide appropriate disclosure to clients where it is not in a position to direct such transactions);

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The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

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A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Fortunatus Investments, LLC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Fortunatus Investments, LLC. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Fortunatus Investments, LLC.  Fortunatus Investments, LLC's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Craig Rumler, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. In addition, to better understand and evaluate conflicts or potential conflicts of interest and the firm's disclosure obligations, any outside business activities engaged in by supervised persons  must be reported to the Chief Compliance Officer. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Fortunatus Investments, LLC.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Fortunatus Investments, LLC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Craig Rumler. Craig Rumler may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Craig Rumler will periodically report to senior management/board of directors of Fortunatus Investments, LLC to document compliance with this Code.

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Definitions

For the purposes of this Code, the following definitions shall apply:

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“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund our firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic.

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“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls or exercises investment discretion.

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“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

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'Fund' means an investment company registered under the Investment Company Act.

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'Reportable fund' means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.

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“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Fortunatus Investments, LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Fortunatus Investments, LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund.

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“Supervised person” means directors, officers and partners of Fortunatus Investments, LLC (or other persons occupying a similar status or performing similar functions); employees of Fortunatus Investments, LLC; and any other person who provides advice on behalf of Fortunatus Investments, LLC and is subject to Fortunatus Investments, LLC's supervision and control.

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Standards of Business Conduct

Fortunatus Investments, LLC places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Fortunatus Investments,

LLC's access persons as defined herein. These procedures cover transactions in a reportable security in which an access person has a beneficial interest in or accounts over which the access person exercises control as well as transactions by members of the access person’s immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for Fortunatus Investments, LLC or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

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Conflicts of Interest

Fortunatus Investments, LLC shall seek to identify and review conflicts of interest. Ongoing identification of conflicts and potential conflicts of interest will assist the firm in addressing situations that could have a negative impact on the interests of our clients.

Conflicts of interest may arise under any number of circumstances, including, for example, various lines of business or outside business activities. Conflicts can also arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). Such favoritism would constitute a breach of fiduciary duty and strictly prohibited.

In addition, access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

To assist the firm in identifying conflicts and potential conflicts of interest, and to meet our reporting obligations to the registered investment companies to which the firm provides investment management services, Fortunatus Investment, LLC has adopted the procedures set forth below. Additional procedures set forth   throughout this Code of Ethics also seek to prohibit situations giving rise to   conflicts of interest or to otherwise ensure our fiduciary duties. Supervised persons are always encouraged to raise concerns regarding any situation that may constitute a conflict or potential conflict of interest with firm clients to the Chief Compliance Officer.

1.

Fortunatus Investments, LLC shall request that conflicts arising from Fortunatus Investments, LLC’s, its principals’, its executive officers’ or their affiliates’ (whether affiliated with Fortunatus Investments, LLC or not) (hereafter jointly referred to as “Parties”) other business activities be reported to the Chief Compliance Officer. Any such activities are tracked and the Chief Complaince Officer shall seek to ensure that these activities are disclosed in the firm’s Form ADV as required and/or as appropriate. Fortunatus Investment, LLC has created an Employee Questionnaire for these purposes.

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Fortunatus Investments, LLC has established, pursuant to this Code of Ethics, a review process to identify potential conflicts of interest that may arise between our clients and the Parties as a result of, among other things:

a.

The operation of a non-investment management business in which Fortunatus Investments, LLC or an affiliated person of Fortunatus Investments, LLC engages;

b.

Fortunatus Investments, LLC engaging in a new business;

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Fortunatus Investments, LLC making available new investment products or services;

d.

Fortunatus Investments, LLC changing significantly the manner in which it operates its investment management business;

e.

Any examination, enforcement action and/or investigation by the SEC, FINRA, NFA, CFTC and/or any similar state or other domestic USA and or international governmental body, agency or department thereof, of or against Fortunatus Investments, LLC, its principals, its executive officers and or their affiliates (hereafter jointly referred to as “Parties”), or any pooled investment vehicle managed by the Parties during the past seven (7) years; or

f.

Any criminal or civil litigation or other court action such as, but not limited to bankruptcies, foreclosures and/or liens during the past seven (7) years.

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Any action by or on behalf of the Parties that may have violated the conditions imposed upon Fortunatus Investments, LLC by the Board of Trustees to any registered investment company upon entry into the Trust.

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Fortunatus Investments, LLC shall report the results of conflict of interest reviews to the Chief Compliance Officer of any registered investment company managed by the firm by responding to quarterly certifications, or other reasonable requests for information.

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Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Fortunatus Investments, LLC to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, supervised persons and Fortunatus Investments, LLC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Fortunatus Investments, LLC and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Craig Rumler immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Fortunatus Investments, LLC), while in the possession of material, nonpublic information, nor may any personnel of Fortunatus Investments, LLC communicate material, nonpublic information to others in violation of the law.

1.

What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s   securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Craig Rumler.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Fortunatus Investments, LLC's securities recommendations and client securities holdings and transactions.

2.

What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.

Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Fortunatus Investments, LLC (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

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Report the information and proposed trade immediately to Craig Rumler.

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Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.

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Do not communicate the information inside or outside the Firm, other than to Craig Rumler.

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After Craig Rumler has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with Craig Rumler before taking any action. This high degree of caution will protect you, our clients, and the Firm.

4.

Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Fortunatus Investments, LLC or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Fortunatus Investments, LLC must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact Craig Rumler immediately if you believe that you may have received material, nonpublic information.

5.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Fortunatus Investments, LLC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

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Restricted/Watch Lists

Although Fortunatus Investments, LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

Craig Rumler may place certain securities on a “restricted list.” Access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. Craig Rumler shall take steps to  immediately inform all supervised persons of the securities listed on the restricted list.

Craig Rumler may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to Craig Rumler and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

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Interested Transactions

No access person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

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any direct or indirect beneficial ownership of any securities of such issuer;

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any contemplated transaction by such person in such securities;

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any position with such issuer or its affiliates; and

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any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

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Personal Securities Transactions

General Policy

Fortunatus Investments, LLC has adopted the following principles governing personal investment activities by Fortunatus Investments, LLC's supervised persons:

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The interests of client accounts will at all times be placed first;

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All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

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Access persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No access person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of Craig Rumler who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No access person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of Craig Rumler who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

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Short-Term Trading Profits

No access person shall profit from the purchase and sale, or sale and purchase, of the same Reportable Security of which such person has beneficial ownership within 60 calendar days. Any prohibited short-term profits are subject to disgorgement. This prohibition does not, however, apply to trades within Automatic Investment Plans that have been pre-approved in writing by the Chief Compliance Officer or other designee.

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Compliance Procedures

Reporting Requirements

Every access person shall provide initial and annual holdings reports and quarterly transaction reports to Craig Rumler which must contain the information described below. It is the policy of Fortunatus Investments, LLC that each access person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to Craig Rumler.

1.

Initial Holdings Report

Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

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The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person had any direct or indirect beneficial interest ownership when the person becomes an access person;

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The name of any broker, dealer or bank, account name, number and location with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

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The date that the report is submitted by the access person.

The information submitted must be current as of a date no more than forty-five

(45) days before the person became an access person.

2.

Annual Holdings Report

Every access person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3.

Quarterly Transaction Reports

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the access persons had any direct or indirect beneficial ownership:

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The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

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The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

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The price of the reportable security at which the transaction was effected;

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The name of the broker, dealer or bank with or through whom the transaction was effected; and

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The date the report is submitted by the access person.

4.

Exempt Transactions

An access person need not submit a report with respect to:

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Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

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Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;

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A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Fortunatus Investments, LLC holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

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Any transaction or holding report if Fortunatus Investments, LLC has only one access person, so long as the firm maintains records of the information otherwise required to be reported.

5.

Monitoring and Review of Personal Securities Transactions

Craig Rumler, or a designee, will monitor and review all reports required under the Code for compliance with Fortunatus Investments, LLC's policies regarding personal securities transactions and applicable SEC rules and regulations. Craig Rumler may also initiate inquiries of access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed Fortunatus Investments, LLC. Any transactions for any accounts of Craig Rumler will be reviewed and approved by Fortunatus Investments, LLC's Managing Member, or other designated supervisory person. No Access Person of Fortunatus Investments, LLC shall review his/her own required Code of Ethics reports. Craig Rumler shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.

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Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Fortunatus Investments, LLC,  the Firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Fortunatus Investments, LLC to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to Fortunatus Investments, LLC's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Fortunatus Investments, LLC's clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm's policy and the client's direction. Fortunatus Investments, LLC does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Fortunatus Investments, LLC will require that any financial intermediary, agent or other service provider utilized by Fortunatus Investments, LLC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection  of Confidential Client Information and use the information provided by Fortunatus Investments, LLC only for the performance of the specific service requested by Fortunatus Investments, LLC;

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As required by regulatory authorities or law enforcement officials who have jurisdiction over Fortunatus Investments, LLC, or as otherwise required by any applicable law. In the event Fortunatus Investments, LLC is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice  to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Fortunatus Investments, LLC shall disclose only such information, and only in such detail, as is legally required;

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To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All access persons are prohibited, either during or after the termination of their employment with Fortunatus Investments, LLC, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. An access person is permitted  to disclose Confidential Client Information only to such other access persons who need to have access to such information to deliver the Fortunatus Investments, LLC's services to the client.

Access persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Fortunatus Investments, LLC, must return all such documents to Fortunatus Investments, LLC.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Fortunatus Investments, LLC enforces the following policies and procedures to protect the security of Confidential Client Information:

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The Firm restricts access to Confidential Client Information to those access persons who need to know such information to provide Fortunatus Investments, LLC's services to clients;

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Any access person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

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All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

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Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by access persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Fortunatus Investments, LLC and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Fortunatus Investments, LLC has adopted policies and procedures to  safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

Craig Rumler is responsible for reviewing, maintaining and enforcing Fortunatus Investments, LLC's confidentiality and privacy policies and is also responsible  for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of Craig Rumler.

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Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Fortunatus Investments, LLC has adopted the policies set forth below to guide access persons in this area.

General Policy

Fortunatus Investments, LLC's policy with respect to gifts and entertainment is as follows:

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Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

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Access persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Fortunatus Investments, LLC, or that others might reasonably believe would influence those decisions;

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Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

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Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

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Any access person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Fortunatus Investments, LLC, including gifts and gratuities with value in excess of $300 per year must obtain consent from Craig Rumler before accepting such gift.

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This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Fortunatus Investments, LLC.

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This gift reporting requirement is for the purpose of helping Fortunatus Investments, LLC monitor the activities of its employees. However, the reporting of a gift does not relieve any access person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult Craig Rumler.

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Rumor Mongering

Spreading false rumors to manipulate the market is illegal under U.S securities laws. Moreover, this type of activity is considered by regulators to be a highly detrimental form of market abuse damaging both investor confidence and companies constituting  important components of the financial system. This form of market abuse is vigorously investigated and prosecuted. Although there may be legitimate reasons to discuss rumors under certain circumstances; for example, to attempt to explain observable fluctuations  in the market or a particular issuer’s share price, the dissemination of false information in the market in order to capitalize on the effect of such dissemination for personal or client accounts is unethical and will not be tolerated. Firms are required to take special care to ensure that its personnel neither generate rumors nor pass on rumors to clients or other market participants in an irresponsible manner.

Even where a rumor turns out to be true, among other things, trading on unsubstantiated information also creates a risk that the firm may trade on inside information which was leaked in violation of the law.

General Policy

It is Fortunatus Investments, LLC's policy that unverified information be communicated responsibly, if at all, and in a manner which will not distort the market. No supervised person of Fortunatus Investments, LLC shall originate a false or misleading rumor in any way, or pass-on an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Communications issued from Fortunatus Investments, LLC should be professional at all times, avoiding sensational or exaggerated language. Factual statements which could reasonably be expected to impact the market should be carefully verified, if possible, before being issued in accordance with the procedures set forth below. Verification efforts should be documented in writing and maintained in the firm’s records.

These guidelines apply equally to written communications, including those issued via Bloomberg, instant messaging, email, chat rooms or included in published research notes, articles or newsletters, as well as to verbal communications.

Statements which can reasonably be expected to impact the market include those purporting to contain factual, material or non-public information or information of a price-sensitive nature. The facts and circumstances surrounding the statement will dictate the likelihood of market impact.

For example, times of nervous or volatile markets increase both the opportunity for and the impact of rumors. If a supervised person is uncertain of the likely market impact of the dissemination of particular information, he/she should consult the Chief Compliance Officer or a member of senior management.

What is a Rumor? In the context of this policy, "rumor" means either a false or misleading statement which has been deliberately fabricated or a statement or other information purporting to be factual but which is unsubstantiated. A statement is not a rumor if it is clearly an expression of opinion, such as an analyst’s view of a company’s prospects. Rumors often originate from but are not limited to Internet blogs or bulletin boards among other sources.

When is a Rumor Unsubstantiated? In the context of this policy, a rumor is unsubstantiated when it is:

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not published by widely circulated public media, or

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the source is not identified in writing, and

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there has been no action or statement by a regulator, court or legal authority lending credence to the rumor, or

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there has been no acknowledgement or comment on the rumor from an official spokesperson or senior management of the issuer.

When May a Rumor Be Communicated? Rumors may be discussed legitimately within the confines of the firm, for example, within an Investment Committee Meeting, when appropriate, for example, to explain or speculate regarding observable market behavior.

A rumor may also be communicated externally, that is, with clients or other market participants such as a broker or other counterparty, only:

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as set forth in these procedures,

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when a legitimate business purpose exists for discussing the rumor.

Legitimate Business Purposes for Communicating a Rumor Externally: Legitimate business purposes for discussing rumors outside of the confines of the firm include:

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when a client is seeking an explanation for erratic share price movement or trading conditions of a security which could be explained by the rumor, or

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discussions among market participants seeking to explain market or trading conditions or one’s views regarding the validity of a rumor.

Form in Which Rumor Can Be Communicated Externally: Where a legitimate business purpose exists for discussing a rumor externally, care should be taken to ensure that the rumor is communicated in a manner that:

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provides the origin of the information (where possible);

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gives it no additional credibility or embellishment;

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makes clear that the information is a rumor; and

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makes clear that the information has not been verified.

Trading: Where a decision to place a trade in a client account is based principally on a rumor, the portfolio manager or trader must obtain the prior approval of a member of senior management.

Reporting & Monitoring: In order to ensure compliance with this policy, Fortunatus Investments, LLC may seek to uncover the creation and/or dissemination of false or misleading rumors by supervised persons for the purpose of influencing the market price of the security through targeted monitoring of communications and/or trading activities. For example, the Chief Compliance Officer may proactively select and review random emails or conduct targeted word searches of emails, or Bloomberg/instant messages. He/she may also flag trading pattern anomalies or unusual price fluctuations and retrospectively review emails, phone calls, Bloomberg/instant messages, etc. where highly unusual and apparently fortuitous profit or loss avoidance is uncovered.

Supervised persons are required to report to the Chief Compliance Officer or a member of senior management when he/she has just cause to suspect that another supervised person of Fortunatus Investments, LLC has deliberately fabricated and disseminated a false or misleading rumor or otherwise communicated an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

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Service as an Officer or Director

No access person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by Craig Rumler

or a designated supervisory person based upon a determination that any   such board service or officer position would be consistent with the interest of Fortunatus Investments, LLC's clients. Where board service or an officer position is approved, Fortunatus Investments, LLC shall implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities.

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Communications with the Media

If a supervised person is contacted by (or contacts) the press or any media outlet requesting information or documentation of any kind pertaining to the firm, its business, clients, officers, employees, processes, policies, procedures or any specific event occurring at or effecting the firm, he or she is to refer the contact to the Chief Compliance Officer or, if the Chief Compliance Officer is not immediately available, to the President. Any requested information or documentation provided will be provided, if at all, by the Chief Compliance Officer or the President. No other supervised person is authorized to speak on behalf of Fortunatus Investments, LLC.

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Whistleblower Policy

As articulated in this Code's Statement of General Policy and Standards of Business Conduct, central to our firm's compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all supervised persons of Fortunatus Investments, LLC evidence the Firm's unwavering intent to place the interests of clients ahead of self- interest for Fortunatus Investments, LLC, our management and staff.

Every employee has a responsibility for knowing and following the firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm's principal or a similarly designated officer, has overall supervisory responsibility for the firm.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a supervised person or other party) confidentially and without retaliation.

Fortunatus Investments, LLC's Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Supervised persons may report potential misconduct by submitting a 'Report a Violation' form available on the main web portal of this program. By default, the report will be submitted anonymously unless the individual unchecks the box that indicates the sender wishes to remain anonymous. Reports of violations or suspected violations must be reported to Craig Rumler or, provided the CCO also receives such reports, to other designated members of senior management.

Supervised persons may report suspected improper activity by the CCO to the Firm’s other senior management.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known  to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable Fortunatus Investments, LLC to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

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Reporting Violations and Sanctions

All supervised persons shall promptly report to Craig Rumler or, provided the CCO also receives such reports, to such other individual(s) designated in this Code of Ethics, all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

Craig Rumler shall promptly report to senior management all apparent material violations of the Code. When Craig Rumler finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

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Records

Craig Rumler shall maintain and cause to be maintained in a readily accessible place the following records:

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A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

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A record of any violation of Fortunatus Investments, LLC's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

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A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an access person which shall be retained for five years after the individual ceases to be an access person of Fortunatus Investments, LLC;

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A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

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A list of all persons who are, or within the preceding five years have been, access persons;

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A record of any decision and reasons supporting such decision to approve an access persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

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Acknowledgement

Initial Acknowledgement

All supervised persons will be provided with a copy of the Code and must initially acknowledge in writing to Craig Rumler that they have: (i) received a copy of the

Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must acknowledge to Craig Rumler in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Acknowledgement

All supervised persons must annually acknowledge in writing to Craig Rumler that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact Craig Rumler regarding any inquiries pertaining to the Code or the policies established herein.